Exhibit 99.1

For Immediate Release

YOUBET.COM REPORTS RESULTS FOR THE THREE AND TWELVE
MONTH PERIODS ENDED DECEMBER 31, 2008

Fourth Quarter and Fiscal Year 2008 Highlights

•	Full year 2008 diluted earnings per share from continuing operations excluding impairment of assets[1] improved $0.28 to $0.13 from a loss of $0.15 in 2007

•	Full year Adjusted EBITDA from continuing operations[2] was $15.1 million, an improvement of $8.2 million, or 119%

•	2008 full year cash provided by operating activities was $15.0 million, a $15.7 million improvement over 2007

•	Fourth quarter Youbet Express handle increased $0.9 million over the prior-year period

Woodland Hills, CA, March 5, 2009 – Youbet.com, Inc. (NASDAQ: UBET) today announced results for the three-month and twelve-month periods ended December 31, 2008.  For the three and twelve-month periods ended December 31, 2008, the per share net loss was $0.24 and $0.11, respectively, compared with a net loss per share of $0.71 and $0.68 in the prior-year periods.

For the three-month period ended December 31, 2008, loss per share from continuing operations excluding impairment charges was $0.02, versus a loss per share excluding impairment charges of $0.17 in the prior-year period.  For the year, the company paid down $3.3 million of net debt.

Youbet Chief Executive Officer Michael Brodsky commented: “We are very pleased with our fourth quarter, as well as our results for 2008 as we achieved a profitable year, excluding the $11.2 million impairment charge for United Tote.  Over the past year, we have successfully assembled a strong team, reinforced Youbet Express as a leader in content and been able to attract and retain some of the best customers in the ADW marketplace.  Going forward in 2009, we will continue to focus on growing our handle by adding more content and capabilities to our Youbet Express platform to broaden and enhance our overall client experience.  We are pleased with the recent content additions of Gulfstream and Laurel, among other tracks, which is a testament to our refocused team effort to build our Youbet.com platform.  Additional initiatives to enhance our customer experience are in the works for 2009.”

Mr. Brodsky continued, “Our recent success is illustrated in the fourth quarter by an increase in handle per active customer of 6.7% over the fourth quarter of 2007, and this trend has continued into 2009.”

1 Diluted earnings per share from continuing operations excluding impairment of assets is not a measure of financial performance prepared in accordance with GAAP.  For a reconciliation of this measure with diluted income (loss) per share from continuing operations, the most directly comparable GAAP financial measure, see “Reconciliation of Non-GAAP Financial Measures” at the end of this release.
2 Adjusted EBITDA from continuing operations, which excludes impairment of assets, is not a measure of financial performance prepared in accordance with GAAP.  For a reconciliation of this measure with net income (loss) from continuing operations, the most directly comparable GAAP financial measure, see “Reconciliation of Non-GAAP Financial Measures” at the end of this release.

David Goldberg, Chief Operating Officer of Youbet, added: “We are especially pleased with our ability to increase handle over the prior-year quarter given the current economic environment and challenging state of the industry.  We believe it is a testament to our platform and user experience that we outperformed the industry in this metric and were able to do so on a profitable basis, excluding the impairment charge.”

Segment Results

	Youbet Express			United Tote
	Three months ended December 31,			Three months ended December 31,
(in 000's)	2008	2007	% Change	2008	2007	% Change

Revenue (1)	$20,676	$21,475	(3.7%)	$5,582	$6,073	(8.1%)
Gross profit (2)	6,947	7,542	(7.9%)	2,014	1,781	13.1%
Operating expenses	6,746	9,169	(26.4%)	2,648	4,173	(36.5%)
Income (loss) from continuing operations
excluding impairment of assets (3)	201	(1,627)	NM	(634)	(2,392)	NM

Impairment of assets	-	-	-	11,212	8,000	40.2%

Income (loss) from continuing operations	$201	$(1,627)	NM	$(11,846)	$(10,392)	NM

Gross profit margin	33.6%	35.1%		36.1%	29.3%

(1) Revenues exclude intersegment eliminations of $0.3 million for both 2008 and 2007, respectively

(2) Gross profit for Youbet Express is commissions and other revenues less track fees, licensing fees, and network operations.  Gross profit for United Tote is total contract revenues and equipment sales less contract costs and equipment costs.  Each line item is calculated in accordance with GAAP and presented on the condensed consolidated statements of operations data included with this release.

(3) Income (loss) from continuing operations excluding impairment of assets is not a measure of financial performance prepared in accordance with GAAP.  For a reconciliation of this measure with income (loss) from continuing operations, the most directly comparable GAAP financial measure, see “Reconciliation of Non-GAAP Financial Measures” at the end of this release.

Total revenue at Youbet Express for the three-month period ended December 31, 2008 fell 4% year-over-year to $20.7 million.  Gross profit at Youbet Express in the fourth quarter of 2008 was down 8% from the prior-year period, affected by the decline in revenue and higher track fees.  However, with a $2.4 million reduction in operating expenses from the prior-year period, income from continuing operations at Youbet Express was $0.2 million during the fourth quarter of 2008, an improvement of $1.8 million over the fourth quarter of 2007.

For the fourth quarter of 2008, total revenue at United Tote declined 8%, primarily as a result of a track closing, contract losses and lower handle on existing contracts.  The decrease in revenues was mitigated by a year-over-year decrease in operating expenses, excluding the effects of impairment charges in both the fourth quarter of 2008 and the prior-year quarter.  United Tote’s loss from continuing operations for the fourth quarter of 2008 was $11.8 million, which includes a non-cash impairment charge taken in the quarter of $11.2 million.  This compares with a loss from continuing operations of $10.4 million in the fourth quarter 2007, which included an $8.0 million non-cash impairment charge taken by United Tote.  Absent the impairment charges, United Tote’s loss from continuing operations for the fourth quarter of 2008 was $0.6 million, compared to a loss of $2.4 million in the prior-year quarter.

(in 000's, except per share amounts)	Three months ended December 31,			Full year ended December 31,
	2008	2007	Change	2008	2007	Change
Total revenue	$25,960	$27,236	$(1,276)	$109,028	$122,494	$(13,466)
Gross profit (1)	8,961	9,323	(362)	41,413	41,861	(448)
Income (loss) from continuing operations
excluding impairment of assets (2)	(825)	(7,333)	6,508	5,389	(6,187)	11,576

Impairment of assets	(11,212)	(8,000)	NM	(11,212)	(8,000)	NM

Net loss from continuing operations	(12,037)	(15,333)	3,296	(5,823)	(14,187)	8,364
Income (loss) from discontinued operations (3)	2,114	(14,381)	16,495	1,372	(14,231)	15,603
Net loss	$(9,923)	$(29,714)	$19,791	$(4,451)	$(28,418)	$23,967

Diluted income (loss) per share	2008	2007	Change	2008	2007	Change
Income (loss) from continuing operations
excluding impairment of assets	$(0.02)	$(0.17)	$0.15	$0.13	$(0.15)	$0.28

Effect of impairment from assets	(0.27)	(0.19)	(0.08)	(0.27)	(0.19)	(0.08)
Loss from continuing operations	(0.29)	(0.37)	0.08	(0.14)	(0.34)	0.20
Income (loss) from discontinued operations	0.05	(0.35)	0.40	0.03	(0.34)	0.37
Net loss per common share	$(0.24)	$(0.71)	$0.47	$(0.11)	$(0.68)	$0.57

Youbet Express handle	$107,341	$106,448	$893	$438,260	$484,216	$(45,956)

(1) Gross profit is total revenues less track fees, licensing fees, contract costs, equipment costs and network operations, each as calculated in accordance with accounting principles generally accepted in the United States (GAAP) and as presented on the condensed consolidated statements of operations included with this release.

(2) Income (loss) from continuing operations excluding impairment of assets is not a measure of financial performance prepared in accordance with GAAP.  For a reconciliation of this measure with income (loss) from continuing operations, the most directly comparable GAAP financial measure, see “Reconciliation of Non-GAAP Financial Measures” at the end of this release.

(3) Bruen Productions and International Racing Group (IRG) are reported as discontinued operations.

Fourth Quarter 2008 Operating Results

The following table summarizes the key Youbet Express components of revenue in the three-month periods ended December 31, 2008 and 2007.

	Three Months Ended December 31,
	2008	2007	Change
	(in thousands, except for Yield)

Youbet Express
Total Wagers (Handle)	$107,341	$106,448	0.8%
Commissions from Handle	20,145	20,638	(2.4%)
Other Revenue	532	837	(36.4%)
Total Revenue	20,677	21,475	(3.7%)
Net Track Revenue (1)	$7,752	$8,065	(3.9%)
Yield (2)	7.2%	7.6%	-40	bps

	Handle
Handle Detail	(in thousands)

4Q07 Handle	$106,448
4Q07 Lost Track Content (3)	(958)
4Q08 New Content	4,104
4Q07 Same-track and same-state	109,594
4Q08 Primarily same-track change	(2,253)
4Q08 Handle	$107,341

(1)
Net track revenue is calculated as commission revenue less track and licensing fees, each as calculated in accordance with GAAP and presented in the condensed consolidated statements of operations information attached to this release and is used to calculate yield.

(2)
Yield is defined as net track revenue as a percentage of handle.  The decrease in Youbet Express yield for the three-month period ended December 31, 2008 compared to the prior-year period was due to new agreements with certain racetracks that reduced Youbet Express’s yield.  Management believes that yield is useful to evaluate profitability.  Yield should not be considered an alternative to operating income or net income as indicators of financial performance, and may not be comparable to similarly titled measures used by other companies.

(3)	Represents handle wagered in the fourth quarter of 2007 on tracks that were not available on the Youbet Express platform.

Total revenue from continuing operations was $26.0 million, a decrease of 5% from the prior-year period.

Youbet Express revenue was $20.7 million, down 4% from fourth quarter 2007 based on handle of $107.3 million, an increase of 1% from the prior-year period.  Youbet Express yield in the fourth quarter of 2008 was 7.2%, a decline of 40 basis points from the prior-year period primarily due to higher player incentives and lower processing fees from suspending the fees for certain customers.

The slight increase in handle was primarily attributable to gaining new content, which more than offset handle loss associated with the loss of certain content and a reduction in same track handle.  Total handle from these sources and on other tracks in the Youbet Express platform in the fourth quarter of 2007 that were unavailable in the fourth quarter of 2008 was $1.0 million.

Youbet Express same-track and same-state handle decreased $2.3 million, or 21%, from the fourth quarter of 2007.  Youbet Express handle attributable to new content was $4.1 million.

For the fourth quarter of 2008, contract revenue at United Tote of $5.3 million was down 12% from the prior-year period, while equipment sales were up $0.2 million compared with 2007.  Contract costs decreased 18% compared to the prior-year period to $3.5 million.  This decrease was attributable to lower costs as a result of restructuring initiated during the second half of 2007.  Gross profit for the fourth quarter of 2008 increased 13% over the prior-year period to $2.0 million, while gross profit margin increased to 36.1% from 29.3% as a result of a significant reduction in contract costs due to lower personnel, data/communication, license fees and supply costs.

Total operating expenses associated with continuing operations for the three months ended December 31, 2008 were $20.6 million, a decrease of $0.7 million from the prior-year period. Excluding impairment charges, total operating expenses for the three months ended December 31, 2008 were $9.4 million, a decrease of $3.9 million from the prior-year period.  Research and development costs of $0.8 million were down $0.5 million from the same period in 2007.  Sales and marketing costs of $1.5 million were down $0.6 million, or 28%, from 2007 levels due to management’s implementation of a more targeted marketing strategy.  General and administrative expense, which includes payroll-related costs, transaction processing fees and professional consulting fees, was $4.9 million, a decrease of $2.4 million, or 33%, in the fourth quarter of 2008 compared to the fourth quarter of 2007.  A portion of the decrease is attributable to the fact that the fourth quarter of 2007 included $2.0 million in severance costs.  Depreciation and amortization was $2.1 million, a decrease of $0.4 million, or 17%, compared to the fourth quarter of 2007, primarily due to lower depreciation at United Tote.  In the fourth quarter of 2008, the company recorded an $11.2 million impairment charge, compared to an $8.0 million impairment charge taken in the prior-year period.

Adjusted EBITDA from continuing operations, which excludes impairment charges, increased $3.2 million in the fourth quarter of 2008 compared to the fourth quarter of 2007.

For the fourth quarter of 2008, the company’s loss from continuing operations, which includes Youbet Express and United Tote, was $12.0 million, or $0.29 per share, compared to loss from continuing operations of $15.3 million, or $0.36 per share, in the prior-year period.  For the fourth quarter of 2008, the company’s loss from continuing operations excluding impairment of assets was $0.8 million, or $0.02 per share, compared to loss from continuing operations excluding  impairment of assets of $7.3 million, or $0.17 per share, in the prior-year quarter.

During the fourth quarter of 2008 the company settled with the former owners of IRG, agreeing to pay $2,252,000 in cash in settlement of all existing disputes and claims, including all claims under the stock purchase agreement and the management agreement. Under the settlement agreement, the former owners relinquished their rights to 55,554 shares of Youbet's common stock acquired by them in connection with their sale of the IRG business pursuant to the stock purchase agreement.  As a result of this settlement, the company reduced the amortization and depreciation of IRG by $2.2 million, representing the difference between the accrued earn-out payment and the amount of the settlement.

Full Year 2008 Operating Results

Total revenue for the full year 2008 declined 11% to $109.0 million from $122.5 million in the prior-year period.

Youbet Express revenue for 2008 decreased 12% from the prior-year period to $85.8 million, based on handle of $438.3 million – a 9% drop from 2007.  Youbet Express yield for 2008 was 7.9%, an improvement of 70 basis points from the prior year.

The decline in handle at Youbet Express was primarily attributable to the loss of TrackNet content for most of 2008 as well as the decisions to cease accepting wagers from players in certain states.

Contract revenue and equipment sales at United Tote for 2008 declined by 6% to $24.4 million from $26.1 million in the prior year, largely due to the year-over-year revenue declines in the second and third quarters of 2008.

For 2008, total cost of revenue was $67.6 million, a decrease of 16% compared to the prior year.  Track fees were flat with the prior year, while licensing fees and network costs experienced favorable year-over-year percentage change reductions of 54% and 14%, respectively.  Contract costs for 2008 decreased to $14.8 million from $16.6 million in the prior year.  Gross profit for 2008 decreased slightly to $41.4 million compared to $41.9 million in the prior year.

Total operating expenses associated with continuing operations for 2008 decreased $6.5 million to $45.7 million, a 12% decline from the prior year.  Excluding impairment charges in 2008 and 2007 of $11.2 million and $8.0 million, respectively, total operating expenses for 2008 decreased $9.7 million to $34.5 million, a 22% decline from the prior year.  This includes a sales and marketing cost decrease of $4.7 million, or 47%, from 2007 levels due to management’s implementation of a more targeted marketing strategy.  Total general and administrative expense for 2008, which includes payroll-related costs, transaction processing fees and professional consulting fees, was $17.8 million, a decrease of $3.4 million, or 16%, compared to the prior year.  The decrease is attributable to $1.3 million in lower severance charges in 2008 ($0.7 million) compared with 2007 ($2.0 million), lower personnel and recruiting costs, as well as accounting-related expenses due to the company’s improved internal control over financial reporting, which more than offset a $0.5 million increase in non-cash compensation expense.  Total non-cash compensation expense for 2008 was $1.4 million, compared to $0.9 million in the prior year.

For 2008. Adjusted EBITDA from continuing operations, which excludes impairment charges, totaled $15.1 million, an increase of $8.2 million compared to 2007.

For 2008, the company’s loss from continuing operations, which includes Youbet Express and United Tote, was $5.8 million, or $0.14 per diluted share, compared to loss from continuing operations of $14.2 million, or $0.34 per diluted share, in 2007.  The company’s income from continuing operations excluding impairment of assets for 2008 was $5.4 million, or $0.13 per diluted share, compared to loss from continuing operations excluding impairment of assets of $6.2 million, or a loss of $0.15 per share, in the prior year – an improvement of $11.6 million, or $0.28 per share.

Liquidity and Capital Resources

As of December 31, 2008, the company had negative net working capital of $0.8 million, compared to negative working capital of $14.3 million at December 31, 2007.  As of December 31, 2008, the company had $16.5 million in unrestricted cash and cash equivalents, $4.7 million in restricted cash and $12.7 million in total debt.  Net cash provided by operating activities for 2008 was $15.0 million, a $15.7 million increase over the prior year due to improved operating performance and favorable working capital movement.  Net cash used in investing activities for 2008 was $1.4 million, an improvement of $5.7 million from the prior year due mainly to payments made in 2007 to United Tote’s former owners and for an IRG earn-out.  Net cash used in financing activities was $3.3 million and was attributable to the repayment of debt more than offsetting $10.8 million in proceeds from debt.

The company has a credit agreement that provides for a revolving credit facility and under which it has a term loan.  The company’s credit agreement, as amended, matures on November 30, 2010.  Youbet does not have any borrowings outstanding under the revolving credit facility.  Management believes that unrestricted cash on hand and cash generated by operating activities will be sufficient to pay scheduled payments on the term loan and the remaining balance expected to be owed at maturity.

Youbet has in place a $10 million repurchase program that allows the company to repurchase up to two million common shares in total by March 2009.  As of December 31, 2008, the company had repurchased a total of 586,766 shares for approximately $1.1 million.

Conference Call Information

The company will host a conference call and webcast today at 4:30 p.m. Eastern time.  Both the call and webcast are open to the general public.

The conference call number is 877-723-9518.  Please call ten minutes in advance to ensure that you are connected prior to the presentation.  Interested parties may also access the live call on the Internet at http://www.youbet.com (select About Youbet.com).  Please log-on 15 minutes in advance to ensure that you are connected prior to the call's initiation.  Questions and answers will be reserved for call-in analysts and investors.  Following its completion, a replay of the call can be accessed for 30 days on the Internet at the above link.

Reconciliation of Non-GAAP Financial Measures

This release contains disclosure regarding the following financial measures that are not calculated in accordance with GAAP:

•	Income (loss) from continuing operations excluding impairment of assets, which excludes impairment charges in the fourth quarters of 2008 and 2007 of $11.2 million and $8.0 million, respectively;

•	Diluted income (loss) per share from continuing operations excluding impairment of assets, which excludes the impairment charges;

•	Total operating expenses for the three-month periods and years ended December 31, 2008 and 2007, which is adjusted to exclude the impairment charges;

•
Adjusted “EBITDA,” which is defined as earnings before interest, income taxes, and depreciation and amortization expense, from continuing operations, which is further adjusted to exclude impairment charges.

Youbet.com
Reconciliation of Non-GAAP Financial Measures
Income (Loss) From Continuing Operations Excluding Impairment of Assets from Loss from Continuing Operations
($ in thousands, except per share amounts)

	Three months ended December 31,		Twelve months ended December 31,
	2008	2007	2008	2007

Loss from Continuing Operations	$(12,037)	$(15,333)	$(5,823)	$(14,187)
Impairment of Assets	11,212	8,000	11,212	8,000
Income (Loss) from Continuing Operations
excluding Impairment of Assets	$(825)	$(7,333)	$5,389	$(6,187)

Per Share
Loss from Continuing Operations	$(0.29)	$(0.37)	$(0.14)	$(0.34)
Asset Impairments	0.27	0.19	0.27	0.19
Income (Loss) from Continuing Operations
excluding Impairment of Assets	$(0.02)	$(0.17)	$0.13	$(0.15)

Youbet.com
Reconciliation of Non-GAAP Financial Measures
Adjusted EBITDA From Continuing Operations from Loss from Continuing Operations
($ in thousands)

	Three months ended December 31,		Twelve months ended December 31,
	2008	2007	2008	2007

Loss from Continuing Operations	$(12,037)	$(15,333)	$(5,823)	$(14,187)
Income Tax	296	3,121	658	2,814
Net Interest Expense	233	296	1,011	1,154
Impairment of Assets	11,212	8,000	11,212	8,000
Depreciation and Amortization	2,099	2,530	8,074	9,117
Adjusted EBITDA from Continuing Operations	$1,803	$(1,386)	$15,132	$6,898

Management believes that each of these non-GAAP financial measures serves as a useful supplemental measure that reflects core business performance by excluding non-recurring impairment charges. Management uses these measures to assess year-over-year business segment performance, as well as overall company performance.  Management uses EBITDA to evaluate the company's operating performance and as a liquidity measure, and it is among the primary measures used by management for planning and forecasting of future periods. In addition, management uses EBITDA to determine compliance with its debt covenants. These measures should not be considered as an alternative to net income as an indicator of our financial performance and may not be comparable to similarly titled measures used by other companies.

YOUBET.COM, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
As of December 31, 2008 and 2007
(in thousands, except share amounts)

	2008	2007
ASSETS
Current assets
Cash and cash equivalents	$16,538	$6,551
Current portion of restricted cash	4,698	8,635
Accounts receivable, net of allowance for doubtful
collection of $541 and $3,406	3,031	7,314
Inventories	1,937	2,085
Prepaid expenses and other current assets	1,066	1,417
	27,270	26,002
Property and equipment, net of accumulated depreciation
and amortization of $28,623 and $21,638	16,218	24,664
Intangibles, other than goodwill	4,588	6,505
Goodwill	-	6,859
Other assets	804	1,020
	$48,880	$65,050

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Current portion of long-term debt	$8,704	$10,390
Trade payables	6,484	10,028
Accrued expenses	8,287	11,346
Customer deposits	4,445	8,326
Deferred revenues	121	212
	28,041	40,302
Long-term debt, net of current portion	3,996	4,767
	32,037	45,069
Stockholders’ equity
Preferred stock, $0.001 par value, authorized 1,000,000 shares, none outstanding
Common stock, $0.001 par value, authorized 100,000,000 shares,
42,562,805 shares issued	43	43
Additional paid-in-capital	135,732	134,286
Deficit	(116,424)	(111,973)
Accumulated other comprehensive loss	(129)	(56)
Less treasury stock, 1,099,335 and 1,043,781 shares at cost	(2,379)	(2,319)
	16,843	19,981
	$48,880	$65,050

Disclosures necessary to conform to GAAP and SEC Regulation S-X have been omitted

YOUBET.COM, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
Years Ended December 31, 2008, 2007 and 2006
(in thousands, except per share amounts)

	2008	2007	2006
Revenues
Commissions	$82,929	$93,969	$88,093
Contract revenues	22,064	23,965	21,569
Equipment sales	1,133	877	1,295
Other	2,902	3,683	3,637
	109,028	122,494	114,594
Costs and expenses
Track fees	39,303	39,246	37,688
Licensing fees	9,124	19,810	21,967
Network operations	3,928	4,564	3,934
Contract costs	14,794	16,584	13,548
Cost of equipment sales	466	429	673
	67,615	80,633	77,810
Gross profit	41,413	41,861	36,784

Operating expenses
General and administrative	17,752	21,160	22,771
Sales and marketing	5,273	10,009	7,912
Research and development	3,430	3,947	3,002
Depreciation and amortization	8,074	9,117	5,958
Impairment write downs	11,212	8,000	-
	45,741	52,233	39,643
Loss from continuing operations before other income (expense) and income tax	(4,328)	(10,372)	(2,859)
Interest income	233	642	536
Interest expense	(1,244)	(1,796)	(1,955)
Other	174	153	711
Loss from continuing operations before income tax	(5,165)	(11,373)	(3,567)

Income tax	658	2,814	734
Loss from continuing operations	(5,823)	(14,187)	(4,301)

Discontinued operations
Income (loss) from discontinued operations, net of $731 income tax benefit in 2007	1,372	(14,231)	2,270
Net loss	$(4,451)	$(28,418)	$(2,031)

Basic income (loss) per share
Loss from continuing operations	$(0.14)	$(0.34)	$(0.12)
Income (loss) from discontinued operations	0.03	(0.34)	0.06
Net loss	$(0.11)	$(0.68)	$(0.06)
Diluted income (loss) per share
Loss from continuing operations	$(0.14)	$(0.34)	$(0.12)
Income (loss) from discontinued operations	0.03	(0.34)	0.06
Net loss	$(0.11)	$(0.68)	$(0.06)
Weighted average shares outstanding
Basic	41,463,470	41,796,218	35,141,027
Diluted	41,949,498	41,796,218	35,141,027

Disclosures necessary to conform to GAAP and SEC Regulation S-X have been omitted

YOUBET.COM, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	2008	2007	2006
Operating activities
Net loss	$(4,451)	$(28,418)	$(2,031)
Income (loss) from discontinued operations	1,372	(14,231)	2,270
Loss from continuing operations	(5,823)	(14,187)	(4,301)
Adjustments to reconcile net loss to net cash provided by operating activities, continuing operations
Depreciation and amortization of property and equipment	7,332	8,376	5,279
Amortization of intangibles	742	741	679
Goodwill, intangibles and fixed asset impairment	11,212	8,000	-
Stock-based compensation	1,446	898	656
Bad debt	707	1,105	173
Increase in operating (assets) and liabilities
Restricted cash, Players Trust SM	32	48	(185)
Accounts receivable	971	430	(1,813)
Inventory	148	502	(610)
Prepaid expenses	310	(372)	757
Deferred tax asset	-	1,797	(231)
Other assets	213	2,473	765
Trade payables	(3,375)	(3,783)	4,432
Accrued expenses	1,385	(6,737)	698
Customer deposits	(160)	90	365
Deferred revenues	(91)	5	(313)
Deferred tax liability	-	-	570
Net cash provided (used) by operating activities,
from continuing operations	15,049	(614)	6,921
Investing activities
Purchase of property and equipment	(1,384)	(2,482)	(6,197)
Proceeds from sale of property and equipment	34	-	576
Cash paid for United Tote acquisition, net of $159 cash acquired in 2006	-	(4,473)	(10,191)
Investments in intangibles and other	-	-	(1,116)
Increase in restricted cash (other than Players Trust SM)	-	-	(258)
Decrease in restricted cash (other than Players Trust SM)	-	(168)	1,132
Other	-	-	166
Net cash used in investing activities	(1,350)	(7,123)	(15,888)
Financing activities
Proceeds from issuance of common stock	-	-	19,009
Proceeds from exercise of stock options and warrants	-	353	269
Purchase of treasury stock	(60)	(1,019)	-
Proceeds from sale-leaseback transaction	-	1,065	-
Proceeds from debt	10,752	4,409	3,893
Repayment of debt	(14,019)	(11,045)	(9,840)
Other	-	(88)	-
Net cash provided (used) by financing activities	(3,327)	(6,325)	13,331
Net cash provided by (used in) operating activities,
discontinued operations	(312)	(392)	11
Foreign currency translation adjustments	(73)	(46)	(10)
Net increase (decrease) in cash and cash equivalents	9,987	(14,500)	4,365
Cash and cash equivalents at the beginning of period	6,551	21,051	16,686
Cash and cash equivalents at the end of period	$16,538	$6,551	$21,051

Disclosures necessary to conform to GAAP and SEC Regulation S-X have been omitted

About Youbet.com, Inc.

Youbet.com is a diversified provider of technology and pari-mutuel horse racing content for consumers through Internet and telephone platforms and is a leading supplier of totalizator systems, terminals and other pari-mutuel wagering services and systems to the pari-mutuel industry through its United Tote subsidiary.  Youbet.com's website offers members the ability to watch and, in most states, wager on the widest variety of horse racing content available worldwide. Through this platform, Youbet offers members commingled track pools, live audio/video, up-to-the-minute track information, real-time wagering information, phone wagering, race replays, simultaneous multi-race viewing and value-added handicapping products.

Forward-Looking Statements

This press release contains certain forward-looking statements. These forward-looking statements, which are included in accordance with Section 21E of the Securities Exchange Act of 1934, as amended, may involve known and unknown risks, uncertainties and other factors that may cause Youbet's actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this press release. Although Youbet believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that actual results will not differ materially from these expectations. These risks, uncertainties and other factors include our ability to successfully manage expenses and execute on revenue enhancements, wagering ceasing to be legal in jurisdictions where we currently operate, and the limitation, conditioning or suspension of any of our licenses.  Other risks are discussed in Youbet's Form 10-K for the year ended December 31, 2007, and in Youbet's other filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this press release. Youbet does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

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CONTACT:

Youbet.com, Inc.	Integrated Corporate Relations
Jeffrey Grosman	William Schmitt (Investors)
818.668.2384	203.682.8200